NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Stockholder:

     You are invited to attend the 2001 annual meeting of stockholders of PCD Inc. The annual meeting will be held at PCD's headquarters, 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977, on Friday, April 27, 2001, at 10:00 a.m., local time.

     The attached notice and proxy statement describe the business to be conducted at the meeting, including the election of two directors. The nominees for three-year terms on our Board of Directors are Mr. Jerome D. Brady and Mr. John E. Stuart.

     Please carefully read the descriptions included in the Proxy Statement and then complete, sign and return the accompanying proxy in the postage paid envelope provided for that purpose.

     Thank you for your prompt attention to these important matters.

                                                                                                          Very truly yours,

                                                                                                          John L. Dwight, Jr.
                                                                                                         Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2001

To the Stockholders of
PCD Inc.:

     The annual meeting of the stockholders of PCD Inc., a Massachusetts corporation, will be held at PCD's Headquarters, 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977, on Friday, April 27, 2001, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

       1.  The election of two members of the Board of Directors for three-year terms to expire at the
               2004 Annual Meeting of Stockholders.

       2.  Such other matters that may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on February 28, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                                                                                        By order of the Board of Directors
                                                                                                              PCD Inc.

                                                                                         John L. Dwight, Jr.
                                                                                        Chairman of the Board

Peabody, Massachusetts
March 26, 2001

PCD Inc.
2 Technology Drive
Centennial Park
Peabody, MA 01960-7977

PROXY STATEMENT

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS
 TO BE HELD APRIL 27, 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of PCD Inc. (the "Company"). Such proxies will be voted at the annual meeting of stockholders of the Company to be held on Friday, April 27, 2001, and any adjournments or postponements thereof (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders dated March 26, 2001. The address of the Company's principal executive office is 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is March 26, 2001. Stockholders of record at the close of business on February 28, 2001 (the record date) are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting, each share being entitled to one vote.

     On February 28, 2001 the Company had 8,828,322 outstanding shares of Common Stock, $0.01 par value, ("Common Stock"). A majority of the shares entitled to vote and either present in person or represented by a properly signed and returned proxy will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present for purposes of determining the existence of a quorum but will have no effect on the outcome of the election of directors.

     Under the rules of the National Association of Securities Dealers ("NASD") that govern brokers using the Nasdaq National Market, brokers who hold shares in street name generally do not have the authority to vote on any items unless they have received instructions from beneficial owners. If the broker is also a member of a national securities exchange, however, NASD rules permit the broker to vote shares held in street name in accordance with the rules of the exchange. Under the rules of the New York Stock Exchange, for example, a broker who does not receive instructions is entitled to vote on the election of directors.

     When a broker returns a proxy card but indicates that the broker does not have discretionary voting power and is not entitled to vote with respect to a certain proposal, this results in a "broker non-vote" on such proposal. In the event of a broker non-vote with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum, but the shares covered by the broker non-vote will not be considered voted or entitled to vote on that proposal. Brokers have discretionary voting power and are entitled to vote in the election of directors, and, accordingly, there are no broker non-votes on the election of directors. A broker non-vote would have no effect on the outcome of the election of directors.

     Under Massachusetts law and the Company's by-laws, each nominee for election as a director will be elected if he receives the affirmative vote of a plurality of the votes cast by stockholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Votes may be cast in favor of or withheld from the nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

      Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before it is exercised. Under Massachusetts law, attendance at the Annual Meeting by a stockholder who has given a proxy does not have the effect of revoking such proxy unless the stockholder files before the voting of the proxy a written notice of revocation with the corporate Clerk at the Company's principal executive offices or at the Annual Meeting. The timely filing of a duly executed proxy bearing a later date or the voting of the shares subject to the proxy by written ballot cast at the Annual Meeting constitutes a notice of revocation. All shares represented by valid proxies received by the Board of Directors pursuant to this solicitation in time to be voted and not revoked will be voted. If the proxy indicates a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction made therein. Except as set forth above with respect to brokers, if no direction is made, the shares will be voted as to each proposal in accordance with the recommendations of the Board of Directors.

I. ELECTION OF DIRECTORS

Nominee and Continuing Directors

     The Company's by-laws provide that the number of directors shall not be less than the minimum number of individuals permitted by law and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the by-laws, the Board of Directors has most recently fixed the number of directors at five. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are to be elected at the Annual Meeting, to hold office, subject to the by-laws, until the annual meeting of stockholders in 2004 or until his respective successor(s) have been elected and qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Although the Board of Directors contemplates that the nominee(s) for election as director will be able to serve, if a vacancy in the original slate of nominees is occasioned by death or other unexpected occurrence, shares represented by proxies (except proxies marked to the contrary) shall be voted for the election of such other nominee(s) as may be designated by the Board of Directors.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since

NOMINEES FOR TERMS ENDING IN 2004
Jerome D. Brady, 57	2000
Consultant

John E. Stuart, 59	1998
General Manager, Communications, Europay International

TO CONTINUE IN OFFICE UNTIL 2002
John L. Dwight, Jr., 56	1980
Chairman, Chief Executive Officer and President of the Company

Theodore C. York, 58	1994
Consultant, Private Investor

TO CONTINUE IN OFFICE UNTIL 2003
James D. Switzer, 54	2000
Senior Vice President - Development, Emerson Electric Company

     Mr. Brady has served as a director of the Company since 2000. Mr. Brady retired from C&K Components, Inc. in June 2000 and is currently a consultant. When he retired, he was the President and Chief Executive Officer of C&K Components, Inc., a position he held since September 1997. From September 1994 to September 1997, Mr. Brady was the Chairman of the Board and Chief Executive Officer of AM International Printing Equipment.

     Mr. Stuart has served as a director of the Company since 1998. Mr. Stuart is the General Manager - Communications and has served on the Executive Committee of Europay International since 1997. From 1995 to 1997, Mr. Stuart was Senior Vice President - Business Development for Rural/Metro Corporation. Previously, Mr. Stuart was employed with American Express for 15 years in the Europe/Middle East/Africa (EMEA) Region where he served as General Manager of Northern Europe, President and General Manager of the United Kingdom and Ireland, and as Senior Vice President of Marketing for EMEA region.

     Mr. Dwight has served as Chairman of the Board, Chief Executive Officer, President and a director of the Company since November 1980, when Mr. Dwight purchased a controlling interest in PCD. Mr. Dwight was previously Vice President -- International of Burndy Company, an electronic connector manufacturer. Mr. Dwight has 29 years of management and operating experience in the connector industry.

     Mr. York has served as a director of the Company since 1994. Mr. York has been a consultant since January 2001. From February 1997 to December 2000, he was President of the Highland Group, a consulting firm and from 1995 through February 1997, Mr. York was President of Saber Equipment Corporation, a petrochemical equipment company. On February 14, 1997, Saber Equipment Corporation filed a Chapter 11 bankruptcy petition, which, at Saber's request, was converted into a Chapter 7 bankruptcy proceeding on February 24, 1997. A trustee was appointed by the bankruptcy court. The trustee retained Mr. York as a consultant and the sale of Saber's assets concluded in July 1997. From 1984 to 1994, Mr. York was President of Burndy Corporation. From 1992 to 1994, he was also Executive Vice President of Framatome Connectors International, , a manufacturer of electrical and electronic connectors and tools, which had purchased Burndy Corporation in 1989. Mr. York is also a director of Robroy Industries, Inc.

     Mr. Switzer has served as a director of the Company since 2000. Mr. Switzer is the Senior Vice President - Development for Emerson Electric Company, a position he has held since 1997. From 1995 to 1997, he was Vice President - Development for Emerson Electric Company.

The Board of Directors and Committees

     There were five meetings of the Board of Directors during 2000. All members of the Board of Directors attended all the meetings of the Board and the committees on which they served during the time of their tenure for the year 2000. Directors who are employees of the Company do not receive any compensation for service as director. Each non-employee director is currently paid $750 for each Board meeting or committee meeting attended (except for those committee meetings held in advance of the Board meeting) plus an annual retainer fee in the amount of $5,000.

     The 1996 Eligible Directors Stock Plan of the Company (the "Directors Stock Plan") was approved by the Board of Directors on January 30, 1996 and thereafter by the Company's stockholders. Under the Directors Stock Plan, each newly-elected or appointed director who is not an officer or employee of the Company or any subsidiary of the Company (an "Outside Director") who has not previously been granted an option to purchase shares of Common Stock will be granted, on the thirtieth day after the Annual Meeting or date of appointment as a director, an option to purchase 3,000 shares of Common stock at an exercise price equal to the fair market value on the date of grant. In addition, on the thirtieth day after each Annual Meeting held no earlier than six months after such initial election, each continuing Outside Director will be granted an option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. A total of 36,000 shares of Common Stock are available for awards under the Directors Stock Plan. Each such option vests six months after, and expires 10 years from, the date of grant of such option. No options may be granted under the Directors Stock Plan after January 29, 2006.

     The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Audit Committee are Mr. Brady, Mr. Switzer and Mr. York. Each of the Audit Committee members is "independent" as defined under the NASDAQ listing standards. The Compensation Committee reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administers various compensation and benefit plans, including the 1992 Stock Option Plan, the 1996 Stock Plan and the 1998 Employee Stock Purchase Plan. The members of the Company's Compensation Committee are Mr. Brady and Mr. Stuart.

     None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

REPORT OF THE AUDIT COMMITTEE

     During fiscal 2000, the Audit Committee of the Board of Directors developed a charter, which was approved by the full Board in May 2000. The complete text of the charter is reproduced in the appendix to this proxy statement.

 As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management. In discharging this responsibility, the Committee discusses with management and the Company's outside auditors draft annual financial statements and key accounting and reporting matters;

  second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and
  third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met three times during fiscal 2000.

     In overseeing the preparation of the Company's financial statements, the Committee met with management and the Company's outside auditors, PricewaterhouseCoopers ("PwC"), to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the financial statements with management and PwC. The Committee's review included discussion with PwC of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     PwC provided the Committee the written disclosures required by the Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them matters relating to their independence under this standard. The Audit Committee has determined that PwC providing tax preparation and advisory services is compatible with maintaining such auditors' independence.

     Finally, the Committee continued to monitor the scope and adequacy of the Company's internal controls and internal procedures where appropriate. On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Audit Fees
     The Company paid PwC $121,000 for financial statement audit and review services in 2000.

Financial Information System Design and Implementation Fees
     PwC did not bill any fees for financial information system design and implementation services in 2000.

All Other Fees
     The Company paid PwC $28,000 for tax preparation and advisory services in 2000.

                                                                                                                                               The Audit Committee

                                                                                                                                              J.D. Brady
                                                                                                                                              J.D. Switzer
                                                                                                                                              T.C. York

Compensation Committee Interlocks and Insider Participation

     The members of the Company's Compensation Committee are Mr. Brady and Mr. Stuart. Except for Mr. Dwight, the Company's Chairman of the Board, Chief Executive Officer and President, no officer or employee of the Company has participated in deliberations of the Board of Directors concerning executive officer compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Executive Compensation

REPORT OF THE COMPENSATION COMMITTEE

Introduction

     The following report is provided by the Compensation Committee (the "Committee") of the Board of Directors. The Committee supervises the Company's Executive Compensation Program and is directly responsible for compensation actions affecting the Chairman, President and Chief Executive Officer (the "Chief Executive Officer"), other executive officers and other senior executives of the Company. The Committee, which consists entirely of non-employee directors, met one time in 2000.

Executive Compensation Philosophy

     The Company's Executive Compensation Program (the "Program") is designed and administered to relate executive compensation to four basic objectives:

  Competitive Position: The Program is designed to pay competitive compensation so the Company can attract and retain highly qualified executives. To assist it in determining competitive compensation practices, the Committee frequently utilizes information about compensation levels of other companies (including some, but not all, of the companies that comprise the performance graph peer group described below), including information provided by qualified independent surveys.

  Company Performance: The Program is designed to reflect the overall performance of the Company, with appropriate consideration of conditions that exist in the industry. In determining compensation levels and compensation changes, the Committee considers the Company's overall performance in meeting both short-term and long-term objectives. The Committee considers achievement of operating objectives in areas such as sales, earnings, entered orders and cash management, as well as progress toward long-term strategic objectives.

  Stockholder Return: The Program has been designed to establish a direct link between the interests of the Company's executives and its stockholders by allocating a portion of senior management compensation to stock option plans.

  Individual Performance: In addition to the above factors, the Committee considers the executive's individual performance and contributions to the Company's results in determining appropriate compensation levels.

The Executive Compensation Program

     Three general components of executive compensation are used to achieve the principles set forth above: base salary, a management incentive plan and a long-term incentive plan. PCD's Chief Executive Officer, Mr. Dwight, is evaluated and his compensation administered in the same general fashion as the other executive officers.

  Base Salary: The base salary of each executive is reviewed annually by the Committee. Salary changes reflect the overall performance of the Company, pay competitiveness and the individual's performance. The targeted percentage of cash compensation represented by base salary varies based on the level of the position, with a target of approximately 60% for the Chief Executive Officer and approximately 70% for the other executive officers. 2000 base salaries for the Chief Executive Officer and the other four most highly paid executive officers are shown in the summary compensation table. Mr. Dwight's annual base salary was increased 5% to $243,000 per annum.

  Annual Management Incentive Plan: The Company's Chief Executive Officer and other executive officers are eligible for annual cash bonuses. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each year. Financial objectives are based on the Company's budget and results of operations. Mr. Dwight's bonus was determined by comparing PCD's financial results to the financial goals described above. Mr. Dwight was awarded a cash bonus for 2000 of $157,000.

  Long-Term Incentive Plan: To ensure that management's interests are closely tied to stockholder return, a portion of senior executive total compensation is provided through stock-based, long-term incentive plans. To place emphasis on stockholder return, the Company has implemented two stock option plans, the 1992 Stock Option Plan and the 1996 Stock Plan. Both plans provide for the award of incentive stock options and non-qualified stock options. Awards to executive officers under these plans are included in the accompanying tables.

     The Company does not have an employment agreement with the Chief Executive Officer or any of its other executive officers providing for their employment for any specific term.

     No specific actions have been taken with respect to the $1 million compensation deduction limit under section 162(m) of the Internal Revenue Code because the Company's compensation levels have never exceeded the limits and are not expected to exceed the limit by a material amount over the next several years.

Summary

     The Committee believes the Company's compensation program has been designed and managed by the Committee to directly link the compensation of the Company's executives to the performance of the Company, individual performance and stockholder return. The current levels of compensation for the Company's senior executives are generally below market levels for similar electronic connector companies. The Committee expects to address these compensation levels over time, consistent with Company and individual performance, and will continue to emphasize performance-based and stock-based compensation linking management and stockholder interests.

                                                                                                                      The Compensation Committee

                                                                                                     J.D. Brady
                                                                                                                      J.E. Stuart

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during the year ended December 31, 2000 (the "Named Executive Officers").

Name and Principal Position	Year	Annual Compensation (1) Salary($) Bonus($)(3)		Long-Term Compensation(2) Number of Shares Underlying Options Granted(#)	All-Other Compensation($)(4)
John L. Dwight, Jr.	2000	$229,923	$ 157,000	-	$10,706
Chairman of the Board	1999	229,919	-	-	10,269
Chief Executive Officer	1998	219,685	30,000	-	8,151
and President

John T. Doyle (5)	2000	153,927	67,200	10,000	5,270
Vice President and	1999	62,500	13,500	30,000	-
General Manager,
Industrial/Avionics Division

Jeffrey A. Farnsworth	2000	165,570	35,600	-	10,735
Vice President and General	1999	120,125	16,900	10,000	10,736
Manager, Wells-CTI USA	1998	113,438	-	-	9,670

Roddy J. Powers	2000	123,679	33,200	-	12,296
Vice President,	1999	117,990	-	-	13,093
Operations	1998	115,932	13,000	-	13,104

John J. Sheehan III (6)	2000	142,819	75,000	10,000	4,395
Vice President Finance and	1999	57,263	-	20,000	-
Administration, Chief Financial
Officer and Treasurer

(1)   In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the executive officer during the years reported.

(2)   The Company did not grant any restricted stock awards or stock appreciation rights during the years reported. The Company does not have any "long term incentive plan" within the meaning set forth in Item 402(a)(7) of Regulation S-K.

(3)   The Company's officers are eligible for annual cash bonuses under the terms of the Company's Management Incentive Plan, adopted each year. Payments of bonuses are based upon achievement of specified individual and Company objectives determined by the Board of Directors at the beginning of each year.

(4)   Includes amounts awarded pursuant to the Company's 401(k) Salary Savings Plan and life insurance premium remainders. For 2000, such amounts were, respectively, Mr. Dwight, $5,100 and $1,489; Mr. Doyle, $5,030 and $240, Mr. Farnsworth, $5,100 and $705; Mr. Powers, $3,960 and $1,321 and Mr. Sheehan, $4,288 and $107. Mr Dwight, Mr. Farnsworth and Mr. Powers also received automobile allowances of $4,117, $4,930 and $7,015, respectively.

(5)   Mr. Doyle joined the Company on August 2, 1999.

(6)   Mr. Sheehan joined the Company on August 4, 1999.

OPTION GRANTS IN THE LAST YEAR

Options granted to the Named Executive Officers during 2000 are as set forth in the following table:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1) 5%($) 10%($)
	Individual Grants
	Number of shares Underlying Options Granted (#)	Percent of Total Options Granted to Employees In 2000	Exercise Price ($/share)	Expiration Date
John L. Dwight, Jr.	-	-	-	-	-	-
John T. Doyle	10,000	14.4%	$5.000	04/28/10	$ 31,445	$ 79,687
Jeffrey A. Farnsworth	-	-	-	-	-	-
Roddy J. Powers	-	-	-	-	-	-
John J. Sheehan III	10,000	14.4%	$5.000	04/28/10	31,445	79,687

(1)  These amounts represent hypothetical gains that could be achieved for the respective options if they are exercised at the end of their respective terms. The assumed 5% and 10% rates of stock price appreciation are provided by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not reflect any actual appreciation in the price of the Common Stock to date.

AGGREGATED OPTION EXERCISES IN LAST YEAR

Name	Shares Acquired on Exercise #	Value Realized ($) (1)
John L. Dwight, Jr	10,000	$ 69,167
John T. Doyle	-	-
Jeffrey A. Farnsworth	-	-
Roddy J. Powers	10,600	32,904
John J. Sheehan III	-	-

(1)  The values in this column represent the last reported sale price of the Company's Common Stock on the Nasdaq National Market on the exercise date, less the respective option exercise price.

AGGREGATED YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised Options (#)		In-the-Money Options ($)(1)
	at Fiscal Year End		at Fiscal Year End
Name:	Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Dwight, Jr	32,000	-	$157,333	$ -
John T. Doyle	17,500	22,500	2,656	7,969
Jeffrey A. Farnsworth	101,000	5,000	458,688	938
Roddy J. Powers	66,000	-	324,500	-
John J. Sheehan III	12,500	17,500	2,656	7,969

(1) Solely for purposes of this table, the values in these columns have been calculated on the basis of the price of $6.0625 per share, the last reported sale price of the Common Stock on December 31, 2000, less the option exercise price. An "in-the-money" option is an option for which the exercise price is less than such fair market value.

PERFORMANCE GRAPH

     The graph set forth below provides comparisons of the six month quarterly change in the cumulative total shareholder return on PCD's Common Stock with the cumulative return of the Nasdaq Stock Market and a Peer Group Index (see note (3) below) from March 26, 1996 (the effective date of PCD's initial public offering) through December 31, 2000.

Comparison of Cumulative Total Return (1)

	as of 3/26/96	Q-E 6/96	Q-E 12/96	Q-E 6/97	Q-E 12/97	Q-E 6/98	Q-E 12/98	Q-E 6/99	Q-E 12/99	Q-E 6/00	Q-E 12/00
PCD Inc.	$100	$120	$118	$150	$214	$164	$118	$73	$61	$71	$55
Nasdaq Total Return Index (2)	$100	$110	$119	$133	$146	$151	$206	$258	$382	$373	$230
The Peer Group (3)	$100	$97	$112	$128	$142	$106	$114	$130	$166	$254	$167

<ALIGN="JUSTIFY"(1) Assumes $100 invested on March 26, 1996 in PCD Common Stock, the Nasdaq Stock Market and the Peer Group Index, as defined below in note (3), and the reinvestment of all dividends.

<ALIGN="JUSTIFY"(2) Cumulative returns are calculated using data from the Nasdaq Stock Market Total Return Index, maintained by the Center for Research in Security Prices (CRSP) at the University of Chicago.

<ALIGN="JUSTIFY"(3) The Peer Group is comprised of all independent "electronic connector" companies which are traded on the New York Stock Exchange or listed by The Nasdaq Stock Market (four companies excluding PCD). The electronic connector companies are: Amphenol Company; Methode Electronics, Inc.; Molex Inc.; and Thomas & Betts Company. The Peer Group's total return has been recalculated back to March 26, 1996 so as to exclude Robinson Nugent, Inc.; which is no longer listed on the Nasdaq Stock Market.

SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth as of February 28, 2001, certain information with respect to the security ownership of the Common Stock by officers and directors of the Company:

Directors and Executive Officers	Amount and Nature of Beneficial Ownership (1)	Percent
John L. Dwight, Jr. (2)	901,000	10.2%
Jerome D. Brady (3)	4,000	*
John E. Stuart (4)	11,000	*
James D. Switzer (5)	15,500	*
Theodore C. York (6)	42,000	*
John T. Doyle (7)	20,000	*
Jeffrey A. Farnsworth (8)	137,000	1.5
Roddy J. Powers (9)	91,000	1.0
John J. Sheehan III (10)	15,000	*
All directors and executive officers as a group (9 persons) (11)	1,236,500	13.6
* Less than 1%

(1)  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Stock subject to options currently exercisable or exercisable within 60 days following February 28, 2001 are deemed outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2)  John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company consists of 850,900 shares over which he has both sole voting and dispositive power and 19,100 shares (held by his son) over which he is deemed to have shared voting and dispositive power. Mr. Dwight disclaims beneficial ownership with respect to such 19,100 shares. Also includes 31,000 shares issuable upon exercise of stock options.

(3)  Includes 3,000 shares issuable upon exercise of stock options.

(4)  Includes 6,000 shares issuable upon exercise of stock options.

(5)  James D. Switzer's beneficial ownership of Common Stock of the Company consists of 1,000 shares over which he has both sole voting and dispositive power, and 11,500 shares (held by a trust) over which he is deemed to have shared voting and dispositive power. Mr. Switzer disclaims beneficial ownership with respect to such 11,500 shares. Also includes 3,000 shares issuable upon exercise of stock options.

(6)  Includes 32,000 shares issuable upon exercise of stock options.

(7)  Comprised of 20,000 shares issuable upon exercise of stock options.

(8)  Includes 101,000 shares issuable upon exercise of stock options.

(9)  Includes 66,000 shares issuable upon exercise of stock options

(10) Comprised of 15,000 shares issuable upon exercise of stock options.

(11) Includes 277,000 shares issuable upon exercise of stock options.

PRINCIPAL STOCKHOLDERS

As of December 31, 2000, the only persons known to management to own beneficially 5% or more of the outstanding Common Stock of the Company are named below. The information in this table is based solely on Schedules 13G filed with the Securities and Exchange Commission by these persons:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership (1)	Percent
Emerson Electric Co.	2,068,080 (2)	23.5%
8000 West Florissant Avenue
St. Louis, MO 63136

Wasatch Advisors, Inc.	990,382 (3)	11.2%
150 Social Hall Avenue
Salt Lake City, UT 84111

John L. Dwight, Jr.	902,000 (4)	10.2%
c/o PCD Inc.
2 Technology Drive
Centennial Park
Peabody, MA 01960-7977

Wellington Management Company, LLP	832,000 (5)	9.4%
75 State Street
Boston, MA 02109

Thomson Horstmann & Bryant, Inc.	590,500 (6)	6.7%
Park 80 West Plaza Two
Saddle Brook, NJ 07663

Royce & Associates, Inc.	503,000 (7)	5.7%
1414 Avenue of the Americas
New York, NY 10019

Fleet Boston Corporation	495,120 (8)	5.6%
One Federal Street
Boston, MA 02110

(1)  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Stock subject to options or warrants exercisable currently or within 60 days following December 31, 2000 are deemed outstanding for the purpose of completing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

(2) Includes 1,324,800 shares owned by Emerson Electric Co. and 743,280 shares owned by its wholly-owned subsidiary InnoVen III Corporation and over which it has sole voting and dispositive power.

(3) Wasatch Advisors, Inc.'s beneficial ownership of Common Stock of the Company consists of 990,382 shares over which it has sole voting and dispositive power.

(4)  John L. Dwight, Jr.'s beneficial ownership of Common Stock of the Company consists of 850,900 shares over which he has sole voting and dispositive power and 19,100 shares over which he is deemed to have shared voting and dispositive power. Also includes 32,000 shares issuable upon exercise of stock options. Mr. Dwight disclaims beneficial ownership with respect to the 19,100 shares which are held by his son.

(5)  Wellington Management LLP's beneficial ownership of Common Stock of the Company consists of 493,000 shares over which it has shared voting power and 832,000 shares over which it has shared dispositive power. Shares of Common Stock beneficially owned by Wellington Management are owned by a variety of investment advisory clients of Wellington Management. No such client is known to have an interest in more than 5% of the Common Stock.

(6)  Thomson, Hortsmann and Bryant Inc.'s beneficial ownership of Common Stock of the Company consists of 319,700 shares over which it has sole voting power and 590,500 shares over which it has sole dispositive power.

(7) Royce & Associates Inc.'s beneficial ownership of Common Stock of the Company consists of 503,000 over which it has sole voting power and sole dispositive power.

(8) Fleet Boston Corporation's beneficial ownership of Common Stock of the Company consists of 492,900 over which it has sole voting power, and 495,120 shares over which it has sole dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially ten percent or more of any class of equity security in the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) filings made by them.

     Based solely upon a review of the copies of such filings furnished to the Company and each executive officer's written representation that no Form 5 was required or had been timely filed, the Company believes that during 2000, its executive officers, directors and ten percent or greater beneficial owners complied with all applicable Section 16(a) filing requirements

Certain Relationships and Related Transactions

    On December 26, 1997, the Company entered into a Subordinated Debenture and Warrant Purchase Agreement (the "Purchase Agreement") with Emerson Electric Co. ("Emerson"), the Company's largest stockholder. Pursuant to the Purchase Agreement, the Company issued to Emerson a Subordinated Debenture (the "Debenture") with a principal amount of $25 million at an annual rate of interest of 10% and a Common Stock Purchase Warrant (the "Emerson Warrant") for the purchase of up to 525,000 shares of PCD Common Stock at a purchase price of $1.00 per share. On April 22, 1998, the Company repaid 100% of the outstanding principal amount of the Debenture using a portion of the proceeds of a public offering of its Common Stock. Prepayment of the principal amount under the Debenture was subject to a penalty, paid at the time of prepayment, in an amount equal to 3.25% of the principal sum prepaid. Because the Debenture was paid in full before December 31, 1998, the Emerson Warrant was exercisable only to the extent of 150,000 shares of Common Stock. This warrant was exercised in full in 2000. In connection with the Purchase Agreement, the Company granted registration rights to Emerson pursuant to a Registration Rights Agreement dated as of December 26, 1997.

III. INDEPENDENT ACCOUNTANTS

     The Company has reaffirmed the selection of PricewaterhouseCoopers LLP as the independent accountants of the Company for 2001. PricewaterhouseCoopers LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries.

     A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

IV. OTHER GOVERNANCE INFORMATION

     Any stockholder, whether of record or a beneficial owner, desiring to submit a proposal for consideration to appear in the Company's Proxy Statement for the 2002 annual meeting of stockholders of the Company to be held in 2002 shall submit such proposal, typewritten or printed, addressed to the Clerk of the Company on or before November 27, 2001. Such proposal must identify the name and address of the stockholder, the number of the Company's shares held of record or beneficially, the dates upon which the stockholder acquired such shares and documentary support for a claim of beneficial ownership. Proposals should be sent by certified mail - return receipt requested to the attention of the Clerk of the Company, PCD Inc., 2 Technology Drive, Centennial Park, Peabody, MA 01960-7977.

     In addition to the foregoing procedure for inclusion of a stockholder proposal in the Company's Proxy Statement, the Company will consider other items of business and nominations for election as director of the Company that are properly brought before an annual meeting by a stockholder. To be properly brought before an annual meeting, items of business must be appropriate subjects for stockholder consideration, timely notice thereof must be given in writing to the Clerk of the Company, and other applicable requirements must be met. In general, such notice is timely if it is received at the principal executive offices of the Company at least 60 days in advance of the anniversary date of the previous year's annual meeting (for the 2002 annual meeting, the deadline for receipt of such notice is February 26, 2002, provided that if the annual meeting is to be held on a date prior to the date the annual meeting was held in the previous year and if less than 70 days notice is given of the date of the meeting, a stockholder will have ten days from the notice of the date of the meeting to give notice of the proposals for stockholder consideration. The by-laws of the Company specify the information to be included in the stockholder's notice.

     Stockholders may nominate persons for election to the Board by complying with the notice provisions set forth in the by-laws. In general, such notice is timely if it is received by the Clerk of the Company at least 60 days in advance of the anniversary date of the previous year's annual meeting (for the 2002 annual meeting, the deadline for receipt of such notice is February 26, 2002), provided that if the annual meeting is to be held on a date prior to the date the annual meeting was held in the prior year and if less than 70 days notice is given of the date of this meeting, a stockholder will have ten days from the notice of the date of the meeting to give notice of the planned nomination. The by-laws of the Company specify the information to be included in the stockholder's notice of nomination.

     Interested stockholders can obtain full copies of the by-laws by making a written request to the Clerk of the Company.

Expenses of Solicitation

     All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally or by telephone by employees of the Company, but the Company will not pay any additional compensation for such solicitations. The Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their reasonable expenses for sending material to principals and obtaining their proxies.

Annual Report on Form 10-K

     A copy of the Company's annual report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, excluding exhibits thereto, is enclosed with the materials containing this proxy statement. Exhibits may be obtained without charge by contacting John J. Sheehan, III, PCD Inc., 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977.

                                                                                                                                                    The Board of Directors of
                                                                                                               PCD Inc.

                                                                                                               John L. Dwight, Jr.
                                                                                                               Chairman

Dated: March 26, 2001